Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan of our report dated August 9, 2013, with respect to the consolidated financial statements of UniTek Global Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 11, 2013